Exhibit 99.1

CUSIP No. 45781K105

Schedule I

The name and present principal occupation of each of the executive officers and directors of AstraZeneca PLC are set forth below. Unless otherwise noted, each of these persons have as their business address 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA, United Kingdom.

Name	Position with AstraZeneca PLC	Principal Occupation and, if not employed by AstraZeneca PLC, Name, Principal Business and Address of Employer	Citizenship
Anna Manz	Non-Executive Director	Chief Financial Officer, Nestlé S.A., Avenue Nestlé 55, 1800 Vevey, Vaud, Switzerland	British
Aradhana Sarin	Executive Director and Chief Financial Officer		American
Birgit Conix	Non-Executive Director		Belgian
Diana Layfield	Non-Executive Director	Chief Executive Officer Designate, Monzo Group, Broadwalk House, 5 Appold St, London EC2A 2AG, United Kingdom	British
Euan Ashley	Non-Executive Director	Professor of Medicine, Genetics and Biomedical Data Science, Stanford University, 450 Jane Stanford Way, Stanford, CA 94305, United States	British, American
Karen Elizabeth Knudsen Costello	Non-Executive Director	Chief Executive Officer, Parker Institute for Cancer Immunotherapy, 1 Letterman Drive, Suite D3500, San Francisco, CA 94129, United States	American
Marcus Wallenberg	Non-Executive director	Chairman, Skandinaviska Enskilda Banken, Kungsträdgårdsgatan 8, 106 40 Stockholm, Sweden	Swedish
Michel Demaré	Non-Executive Chairman of the Board		Belgian, Swiss
Pascal Soriot	Executive Director and Chief Executive Officer		French, Australian
Philip Broadley	Non-Executive director		British
Rene Haas	Non-Executive Director	Chief Executive Officer, Arm Limited, 120 Rose Orchard Way, San Jose, CA 95134-1358, United States	American
Nazneen Rahman	Non-Executive director	Chief Executive Officer, YewMaker Limited, Unit 3 Upp Hall Farm, Salmons Lane, Colchester, CO6 1RY, United Kingdom	British
Sherilyn McCoy	Non-Executive director		American
Tony Mok	Non-Executive director	Professor and Chair, Department of Clinical Oncology, The Chinese University of Hong Kong, Shatin, NT, Hong Kong SAR, The People's Republic of China	Canadian

CUSIP No. 45781K105

The name and present principal occupation of each of the executive officers and directors of MedImmune Limited are set forth below. Unless otherwise noted, each of these persons have as their business address 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA, United Kingdom

Name	Position with MedImmune Limited	Principal Occupation and, if not employed by MedImmune Limited, Name, Principal Business and Address of Employer	Citizenship
Alexander de Giorgio-Miller	Director	SVP Global Medical, AstraZeneca*	British
Aradhana Sarin	Director	Chief Financial Officer, AstraZeneca*	American
Caterina Brindicci	Director	SVP & Global Head Research and Development, R&I, AstraZeneca*	Italian
Christine Stephens	Director	Executive Director, Head of Clinical Programs & Study Operations, Early Global Development, AstraZeneca*	British
Elaine Harrop	Director	VP Clinical Operations, Respiratory & Immunology, AstraZeneca*	British
Hannah Tattersall	Director	Deputy Company Secretary, AstraZeneca*	British
Allistair Collins	Director	SVP Global Finance, AstraZeneca*	British
Lutz Jermutus	Director	VP and Head of Projects Early CVRM, AstraZeneca*	British, German
Matthew Bowden	Director	Company Secretary, AstraZeneca*	British
Pablo Panella	Director	SVP, Global Respiratory, AstraZeneca*	Italian
Ruud Dobber	Director	EVP Biopharmaceuticals Business, AstraZeneca*	Dutch
Sally Sambrook	Director	VP Clinical Operations Haematology, AstraZeneca*	British
Susan Galbraith	Director	Executive Vice President, Oncology Haematology R&D, AstraZeneca*	British

* Employed by AstraZeneca UK Limited